Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVOQUA WATER TECHNOLOGIES CORP.

(a Delaware corporation)

ARTICLE I

NAME

The name of the corporation is Evoqua Water Technologies Corp. (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares of Common Stock which the Corporation shall have authority to issue is 100, and each such share shall have a par value of $0.01.

ARTICLE V

DIRECTORS

Section 5.1 Number. The number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws.

Section 5.2 Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI

EXISTENCE

Section 6.1 Existence. The Corporation shall have perpetual existence.

ARTICLE VII

AMENDMENT

Section 7.1 Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 7.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

LIABILITY OF DIRECTORS

Section 8.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 8.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.